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                                                                    EXHIBIT 4.2


                               October 12, 1998


Mr. Kevin T. McDermed
Vice President & Chief Financial Officer
Atchison Casting Corporation
400 South Fourth Street
Atchison, Kansas 66002-0188


     RE: NOTE PURCHASE AGREEMENT DATED AS OF JULY 29, 1994

Dear Mr. McDermed:

     You have informed Teachers Insurance and Annuity Association of America ("TIAA") that Atchison Casting Corporation ("the "Company") would like to take advantage of the opportunity to repurchase an amount of shares of its common stock from certain shareholders. The proviso to Section 6.6(b) of the above-referenced note purchase agreement (the "Note Purchase Agreement") limits the aggregate amount of Restricted Payments and Restricted Investments to a sum not to exceed 25% of Consolidated Net Income for the immediately preceding year.

     Notwithstanding anything to the contrary contained in Section 6.6 of the Note Purchase Agreement, this letter constitutes an agreement by TIAA to exclude an aggregate amount up to $3,000,000 from the provisions of Section
6.6 of the Note Purchase Agreement for the purpose of stock repurchases, provided that no Default or Event of Default shall have occurred and be continuing or would result from any such stock repurchases.

     All capitalized terms used herein without definition shall have the same meaning herein as they have in the Note Purchase Agreement.


                              TEACHERS INSURANCE AND ANNUITY
                                ASSOCIATION OF AMERICA


                              By: /s/ Loren S. Archibald
                                  ---------------------------------
                                  Name:  Loren S. Archibald
                                  Title: Managing Director Private Placements


Acknowledged and agreed to:

ATCHISON CASTING CORPORATION

By: /s/ Kevin T. McDermed
    ---------------------------------
    Name:  Kevin T. McDermed
    Title: Vice President & Treasurer